Exhibit 99.1

Mar 3, 2015

Thomas A. Kloet Elected to Nasdaq’s Board of Directors

Thirty-Year Industry Veteran Brings Exchange Leadership to Board

NEW YORK, March 3, 2015 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that Thomas A. Kloet, former Chief Executive Officer of TMX Group Limited, the Toronto-based stock exchange owner and operator, was elected to Nasdaq’s Board of Directors as a non-executive director. Mr Kloet was CEO of TMX from 2008 until his retirement in October 2014.

Mr Kloet previously served on a number of boards, including: TMX Group, Bermuda Stock Exchange, Chicago Mercantile Exchange, CBOE Futures Exchange, Chicago Stock Exchange, World Federation of Exchanges, National Futures Association, and the Investment Industry Regulatory Organization of Canada (IIROC). He also recently served as Chairman of the Board for the BOX Options Exchange. He is currently a member of the Commodity Futures Trading Commission’s (CFTC) Market Risk Advisory Committee.

“We are quite fortunate to attract someone with as distinguished a career as Tom has had,” said Börje Ekholm, Board Chairman, Nasdaq. “He is a respected and knowledgeable leader in this rapidly evolving exchange industry, and we are the beneficiaries of Tom’s three-plus decades of experience across asset classes and his strong background in market structure and global capital markets.”

Mr Kloet oversaw the successful expansion of TMX Group’s international business, with the integration of the Montreal Exchange to create TMX Group Ltd., the expansion of its post trade services, and the addition of a transfer agency and share registry business.

Prior to his time as CEO of TMX Group, Mr Kloet served as Senior Executive Vice President and Chief Operating Officer of the American Zone for Fimat from 2003 to 2008. There he was responsible for management of the firm’s operations, finance, risk management, information technology and client services groups.

From 2000 to 2002, Mr Kloet served as the first CEO of the Singapore Exchange, where he completed the integration of Singapore International Monetary Exchange (SIMEX) and Singapore Stock Exchange, to create the Singapore Exchange (SGX).

Mr Kloet graduated with a Bachelor’s degree in Business Administration from the University of Iowa in 1980. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

“I am excited to join the Board of such a dynamic and diverse global organization as Nasdaq,” said Mr Kloet. “And, I look forward to working closely with this esteemed group of Board members and Nasdaq’s executive team.”

About Nasdaq

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,500 listed companies with a market value of over $9.1 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaq.com/ambition or www.business.nasdaq.com.

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Joe Christinat
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